Exhibit 17.1

RESIGNATION

Howard S. Dvorkin, Chairman of the Board

c/o FlexShopper, Inc.

901 Yamato Road, Suite 260

Boca Raton, FL 33431

howarddvorkin@howarddvorkin.com

FlexShopper, Inc.

901 Yamato Road, Suite 260

Boca Raton, FL 33431

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Spencer G. Feldman

sfeldman@olshanlaw.com

Kasowitz LLP

1633 Broadway

New York, New York 10019

Tel. (212) 506-1984

Fax. (212) 500-3484

Attn: Marc Kasowitz and Barry Rutcofsky

MKasowitz@kasowitz.com

BRutcofsky@kasowitz.com

September 29, 2025

Dear Sirs:

Reference is hereby made to that certain Investors’ Rights Agreement, dated as of June 10, 2016 (the “IRA”), between the Company, the Management Stockholder and the Investors party thereto. All capitalized terms used but not defined herein shall have their respective meanings in the IRA.

Given ongoing matters relating to the Company’s financials and borrowing from lenders, I, and the Bravo Investor Parties, believe that it is in the best interest of both the Company and the Bravo Investor Parties for me to resign. Therefore, I, Steven G. Varner, do hereby resign from my position as a director on the Board of Directors (the “Board”) of the Company, and from any committee and subcommittee of the Board, as applicable, effective immediately.

I disagree with the Company’s and its advisors’ handling of recent issues including their failure to timely provide to me certain information, such that I am no longer able to effectively fulfill my duties.

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Sincerely,

/s/ Steven G. Varner
Name: Steven G. Varner

[Signature Page to Resignation Letter]